EXHIBIT 3.1
                CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                           TITANIUM METALS CORPORATION

     Titanium Metals Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: The name of the Corporation is Titanium Metals Corporation.

     SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is December 13, 1955.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend Section 4.1 of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

          "4.1 Capital Stock. The total number of shares which the Corporation shall have authority to issue is 100,000,000 shares, consisting of (a) 10,000,000 shares of preferred stock, with a par value of $.01 per share ("Preferred Stock"); and (b) 90,000,000 shares of common stock, with a par value of $.01 per share ("Common Stock")."

     FOURTH: This Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 3,179,942 shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     IN WITNESS WHEREOF, Titanium Metals Corporation has caused this Certificate of Amendment to be signed by its Vice President, General Counsel and Secretary as of August 5, 2004.


TITANIUM METALS CORPORATION
By:   /s/Joan H. Prusse
      -----------------
Name:    Joan H. Prusse
Title:   Vice President, General Counsel
         and Secretary